UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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EQUIFAX INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 1 TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2025

This Supplement No. 1 (this “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Equifax Inc. (“Equifax” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2025, for use at the Company’s 2025 Annual Meeting of Shareholders on May 8, 2025 (the “Annual Meeting”).

The following information is a supplement to the information provided on page 97 of the Proxy Statement under the heading “Ploder Retirement”:

Equifax Needed Mr. Ploder to Delay his Retirement to Ensure a Smooth Leadership Transition

Mr. Ploder met the criteria to retire under Equifax’s benefit plans and was considering retiring in early 2024. However, Equifax sought his continued leadership pending the identification of his successor as Executive Vice President, President, Workforce Solutions. In connection with the identification of Mr. Ploder’s successor, the Board and management team determined that retaining Mr. Ploder to support the onboarding of his successor for an extended period after Mr. Ploder stepped down from his role was vital to a smooth leadership transition within this business unit. Workforce Solutions is our largest and fastest growing business segment and plays an important part in our long-term growth strategy. Ensuring a seamless leadership transition was important to maintain the ongoing success of this core business unit.

The Company Negotiated Terms for Mr. Ploder’s Extended Service

The Company and Mr. Ploder discussed the terms under which he would be willing to continue his employment through September 30, 2024. The Company and Mr. Ploder identified certain equity awards that were excluded from retirement vesting eligibility and that were scheduled to fully vest on February 11, 2025. It was determined that the Company could amend this portion of Mr. Ploder’s equity to continue vesting following his retirement like the remainder of his long-term incentive awards. In return for this five-month period of post-retirement vesting, Mr. Ploder was willing to execute a general release and remain as a non-executive employee through three business quarters in 2024 to ensure a smooth leadership transition.

Therefore, effective as of May 6, 2024, Mr. Ploder and the Company entered into a transition agreement and general release related to his retirement. Our Workforce Solutions business has undergone a transformation during recent years and the service offerings and competitive environment for this business continue to evolve. In recognition of how Mr. Ploder’s in-depth knowledge of our Workforce Solutions business uniquely positioned him to support a smooth leadership transition, the Company agreed to amend the terms of certain equity awards excluded from retirement vesting eligibility, such that the awards would continue to vest in accordance with the original vesting schedule after Mr. Ploder’s termination date. Mr. Ploder remained employed with Equifax for 31 of the original 36 month vesting period for these awards. The value of these awards was $1.5 million as of the grant date (February 11, 2022) and $1.76 million as of Mr. Ploder’s retirement date (September 30, 2024).

Mr. Ploder stepped down from his role as Executive Vice President, President, Workforce Solutions, on May 6, 2024 and continued service as a non-executive employee until his retirement on September 30, 2024.

The Agreement with Mr. Ploder Benefitted Shareholders

The agreement with Mr. Ploder provided multiple benefits to the Company and its shareholders. Securing Mr. Ploder’s service through three business quarters of 2024 provided for a strong continuity of leadership in a critical operating segment. The general release he agreed to provided the Company with reassurance by securing his ongoing future cooperation in the event of certain matters or proceedings. Structuring the compensation as post-retirement vesting for previously-granted equity awards also benefitted shareholders by creating an additional incentive for Mr. Ploder to ensure that the leadership transition would be successful, given that the ultimate value of the awards would remain at-risk for five months following Mr. Ploder’s retirement.

The Board’s Recommendation

We ask shareholders to vote FOR Proposal 2, the Advisory Vote on Executive Compensation.

This Supplement is being filed with the SEC and is being made available to shareholders on April 17, 2025. Only shareholders of record as of the close of business on March 7, 2025 are entitled to receive notice of and to vote at the Annual Meeting.

This Supplement should be read in conjunction with the Proxy Statement. Except as described in this Supplement, all information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.